UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

ITEOS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39401	84-3365066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

iTeos Therapeutics, Inc. 139 Main Street Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (339) 217-0161

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0.001 par value per share	ITOS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On November 12, 2020, iTeos Therapeutics, Inc., a Delaware corporation (the “Company”), announced its financial results for the quarter ended September 30, 2020. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Ansbert Gadicke, M.D.

On November 9, 2020, Ansbert Gadicke, M.D. notified the Company of his intent to resign from the Board of Directors (the “Board”), effective as of November 9, 2020. Dr. Gadicke’s decision to not stand for reelection was not related to any disagreement with the Company on any matter relating to its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters.

Appointment of Matthew Roden, Ph.D. to the Board of Directors

On November 9, 2020, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Matthew Roden, Ph.D. to the Board, effective November 9, 2020. Dr. Roden will serve as a Class II director with a term expiring at the Company’s 2022 annual meeting of stockholders, at which time he will stand for election by the Company’s stockholders, or until his earlier death, resignation or removal. The Board determined that Dr. Roden is independent under the listing standards of Nasdaq. Further, effective immediately, the Board appointed Dr. Roden to serve on the audit committee of the Board. Dr. Roden will also serve as chair of the strategic transactions committee, which committee is to be formed by the Board.

Dr. Roden is an Executive Partner at MPM Capital. Prior to joining MPM Capital, he was Senior Vice President and Head of Enterprise Strategy at Bristol Myers Squibb. Earlier, he served as Head of Strategic Corporate Development and Head of Global BD Assessment, leading teams on over 100 business development transactions that are cumulatively valued at over $125 billion. Before joining Bristol Myers Squibb, Dr. Roden led equity research on the biotechnology sector at UBS Investment Bank. Earlier, he was a Senior Equity Analyst covering biotechnology at J.P. Morgan, and Bank of America Merrill Lynch, and was an Associate at Credit Suisse First Boston. Dr. Roden earned his Ph.D. at the Albert Einstein College of Medicine, focusing on the structural biology of immune-relevant molecules, and earlier was a pre-doctoral clinical research fellow in immuno-oncology at the National Cancer Institute in Bethesda, Maryland. Dr. Roden holds a M.S. degree from Georgetown University and a B.S. from George Mason University.

As a non-employee director, Dr. Roden will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation policy. There are no arrangements or understandings between Dr. Roden and any other person pursuant to which Dr. Roden was selected as a director, and there are no transactions between Dr. Roden and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Dr. Roden in connection with his appointment to the Board which is in substantially the same form as that entered into with the other directors of the Company.

Following the appointment of Dr. Roden, the Company’s Class II directors consist of Aaron Davis, Ann D. Rhoads and Matthew Roden. The terms for the Company’s Class II directors will expire at the Company’s 2022 annual meeting of stockholders.

A copy of the press release issued by the Company announcing the foregoing activities is furnished as Exhibit 99.2 hereto.

Item 7.01 Regulation FD Disclosure.

On November 12, 2020, the Company updated its corporate presentation, attached as Exhibit 99.3 to this Current Report on Form 8-K. The corporate presentation will also be available in the investor relations section of the Company’s website at https://www.iteostherapeutics.com/.

The information in this Current Report on Form 8-K (including Exhibit 99.3) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits relating to Item 2.02, Item 5.02 and Item 7.01 shall be deemed furnished, and not filed:

Exhibit Number	Description
99.1 99.2 99.3	Press Release dated November 12, 2020 Press Release dated November 12, 2020 iTeos Therapeutics, Inc. corporate presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEOS THERAPEUTICS, INC.

Date: November 12, 2020	By:	/s/ Michel Detheux
Michel Detheux
President and Chief Executive Officer